UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 24, 2014

Port of Call Online, Inc.
(Exact name of registrant as specified in its charter)

NEVADA	333-188575	27-2060863
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1670 Sierra Ave. Suite 402
Yuba City, CA, 95993
 (Address of principal executive offices, including zip code)

(530) 671-76263
(Registrant's telephone number, including area code)

40 Warren Street, Floor 3
Charlestown, MA, 02129-3608
(617) 459-6031
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01     Changes in Control of Registrant.

On September 23, 2014, Joseph Shea III, shareholder of Port of Call Online, Inc. (the “Company”) entered into a Stock Purchase Agreement with Arthur Scott Dockter, pursuant to which Mr. Shea sold an aggregate of 1,400,000 shares of the Company’s common stock to Mr. Dockter for a total purchase price of $2,500, which was paid in cash.  The purchase of Mr. Shea’s shares represent 45.9% of the outstanding shares of common stock of the Company.

On September 23, 2014, Gertrude Shea entered into a Stock Purchase Agreement with Arthur Scott Dockter, pursuant to which, Ms. Shea sold an aggregate of 50,000 shares of the Company’s common stock to Mr. Dockter for a total purchase price of $2,000, which was paid in cash.  The purchase of Ms. Shea’s shares represent 1.63% of the outstanding shares of common stock of the Company.

Prior to September 23, 2014, Mr. Dockter purchased a total of 1,050,000 shares of the Company’s common stock from 19 individual shareholders in separate private transactions.  The purchase price paid was $0.04 per share for an aggregate total of $42,000 which was paid in cash.  These purchases represented 34.43% of the outstanding shares of the common stock of the Company.

As a result of the foregoing, Mr. Dockter now owns 2,500,000 shares, representing 81.97%, of the outstanding common stock of the Company.

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 23, 2014, Joseph Shea, tendered his resignation as the Company’s President, Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and Director to be effective September 24, 2014.  Mr. Shea’s resignation was not a result of any disagreement with the Company or any matter relating to the Company’s operations, policies or practices.

On September 23, 2014, Gertrude Shea tendered her resignation as the Company’s Secretary and Director to be effective September 24, 2014.  Ms. Shea’s resignation was not a result of any disagreement with the Company or any matter relating to the Company’s operations, policies or practices.

Pursuant to Nevada Revised Statute Sections 78.130 and 78.335(6), Joseph Shea and Gertrude Shea appointed Arthur Scott Dockter as the Company’s President, CEO, CFO, Secretary and Director effective as of September 24, 2014.

Arthur Scott Dockter (“Scott Doctker”) has served as the President and Director of U.S. Mine Corp. from 2012 to present.  U.S. Mine Corp. is a private company focusing on the development and contract mining of industrial mineral and metal projects throughout North America.

From July 2010 to June 2012, Mr. Dockter served as CEO, President and Chairman of the Board of Steel Resources Corp. (“SRC”) (symbol SELR) and its wholly-owned subsidiary, Steel Resources Inc. (“SRI”).  Mr. Dockter was responsible for assisting SRC in property evaluation and exploration as a result of the Company's new business focus after the reorganization with SRI.  SRI is in the business of acquiring leases in and providing pre-production services to exploration properties located in Nevada, New Mexico and Montana.

Mr. Dockter is the Founder and Chief Executive Officer (since 2009) of DuraRock Resources, Inc. ("DuraRock") a Mining and Exploration Company formed to acquire leases, identify and develop precious metal exploration projects in North America.  Projects include gold exploration and other precious metal opportunities in Nevada.

Mr. Dockter founded Firstgold Corp., a former public reporting company, and served as its President and CEO (December 2000 to January 2008) and Chairman of the Board of Directors (December 2000 to June 2007).  Firstgold focus is the acquisition and exploration of gold-bearing properties in Nevada.

Item 9.01     Financial Statements and Exhibits.

EXHIBITS

EXHIBIT NO.	DESCRIPTION

17.1	Notice of Resignation of Joseph Shea

17.2	Notice of Resignation of Gertrude Shea

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	September 29, 2014	PORT OF CALL ONLINE, INC.

/s/ Arthur Scott Dockter
By: Arthur Scott Dockter, President